Filed Pursuant to Rule 424(b)(3)
Registration No. 333-208751
RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 2 DATED MAY 2, 2019
TO THE PROSPECTUS DATED APRIL 11, 2019

This document supplements, and should be read in conjunction with, our prospectus dated April 11, 2019, as supplemented by Supplement No. 1 dated April 11, 2019. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•	our daily net asset value per share for our Class A, Class I and Class T shares for the month of April 2019.

Historical NAV per Share

The following table sets forth the net asset value, or NAV, per share for the Class A, Class I and Class T shares of our common stock on each business day for the month of April 2019:

Date	NAV per Class A Share	NAV per Class I Share	NAV per Class T Share
April 1, 2019	$14.24	$14.34	$14.27
April 2, 2019	$14.25	$14.35	$14.28
April 3, 2019	$14.25	$14.34	$14.28
April 4, 2019	$14.25	$14.34	$14.28
April 5, 2019	$14.26	$14.35	$14.29
April 8, 2019	$14.24	$14.34	$14.27
April 9, 2019	$14.24	$14.33	$14.26
April 10, 2019	$14.25	$14.34	$14.28
April 11, 2019	$14.25	$14.34	$14.28
April 12, 2019	$14.25	$14.35	$14.28
April 15, 2019	$14.24	$14.34	$14.27
April 16, 2019	$14.21	$14.30	$14.24
April 17, 2019	$14.20	$14.29	$14.23
April 18, 2019	$14.21	$14.30	$14.24
April 22, 2019	$14.20	$14.29	$14.23
April 23, 2019	$14.21	$14.30	$14.24
April 24, 2019	$14.22	$14.31	$14.25
April 25, 2019	$14.22	$14.31	$14.25
April 26, 2019	$14.23	$14.32	$14.26
April 29, 2019	$14.21	$14.30	$14.25
April 30, 2019	$14.23	$14.32	$14.26
Purchases and redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. Our NAV per share is posted daily on our website at www.rreefpropertytrust.com and is made available on our toll-free, automated telephone line at (855) 285-0508.

Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined. Our NAV per share, which is updated at the end of each business day, along with our prospectus, as supplemented, are available on our website.